Exhibit 99.1

January 26, 2011

To:	All Beneficiaries of the REMEC Liquidating Trust

From:	Richard A. Sackett, Trustee

Re:	Statement of Net Assets in Liquidation and Net Asset Value per Unit

On November 17, 2010, REMEC, Inc., a California corporation (the “Company”), announced that it had entered into a liquidating trust agreement to form the REMEC Liquidating Trust (the “Liquidating Trust”) as contemplated by the Plan of Complete Liquidation and Dissolution previously approved by the Company’s shareholders.

Effective January 1, 2011, all of the Company’s assets and liabilities were transferred to the Liquidating Trust and each shareholder of record of the Company’s common stock as of the close of the Company’s stock transfer books at 4:00 p.m. (Eastern) on December 31, 2010 automatically became the holder of one unit of beneficial interest (a “Beneficial Unit”) in the Liquidating Trust for each one share of the Company’s common stock held of record by such shareholder.

Attached to this letter is the beginning Statement of Net Assets in Liquidation (Unaudited) of the REMEC Liquidating Trust as of January 1, 2011. This financial statement has been reviewed by Squar, Milner, Peterson, Miranda & Williamson, LLP (“Squar Milner”), the independent registered public accounting firm for the Liquidating Trust, pursuant to the professional requirements of Statement of Auditing Standards No. 100. The report issued by Squar Milner in connection with their review is attached to the Statement of Net Assets in Liquidation.

For federal income tax purposes, on December 31, 2010, (the date the assets and liabilities of the Company were transferred to the Liquidating Trust), each shareholder of the Company on that date will be treated as having received a pro rata share of the net assets of the Company that were transferred to the Liquidating Trust. Accordingly, on that date each shareholder should recognize gain or loss in an amount equal to the difference between (x) the fair market value of such shareholder’s pro rata share of the net assets of the Company transferred to the Trust, and (y) such shareholder’s adjusted tax basis in the shares of the Company’s common stock held by such shareholder on December 31, 2010.

The net asset value per Beneficial Unit has been determined to be $0.0991, based on the Net Assets in Liquidation as shown in the attached financial statement and 30,030,830 Beneficial Units outstanding as of January 1, 2011. This same value per Beneficial Unit should be used to determine each shareholders pro rata share of the net assets of the Company that were transferred to the Liquidating Trust on December 31, 2010. The Liquidating Trust has reported this value to the Company’s transfer agent and the broker-dealer community. Former shareholders should receive Form 1099 from their brokers, (for unregistered shareholders) or BNY Mellon Shareowner Services, (for registered shareholders) based on this net asset value per share to assist in their tax reporting.

3790 Via de la Valle, Suite 211 — Del Mar, CA 92014 — Tel 858 847-0249 — Fax 858 847-0387

Beneficiaries of the REMEC Liquidating Trust

January 26, 2011

The Liquidating Trust is intended to qualify as a “liquidating (grantor) trust” for federal income tax purposes. As such, the Liquidating Trust should not itself be subject to federal income tax. Instead, each beneficiary shall take into account in computing its taxable income, its pro rata share of each item of income, gain, loss and deduction of the Liquidating Trust, regardless of the amount or timing of distributions made by the Liquidating Trust to beneficiaries. Distributions, if any, by the Liquidating Trust to beneficiaries generally should not be taxable to such beneficiaries.

The state and local tax consequences of the transfer of assets to the Liquidating Trust may be different from the federal income tax consequences of such transfer. In addition, any items of income, gain, loss, deduction or credit of the Liquidating Trust, and any distribution made by the Liquidating Trust, may be treated differently for state and local tax purposes than for federal income tax purposes.

The tax information in this letter is for general informational purposes only and does not address all possible tax considerations that may be material to a shareholder of the Company or Beneficiary of the Trust and does not constitute legal or tax advice. Moreover, it does not deal with all tax aspects that might be relevant to a shareholder of the Company, in light of its personal circumstances, nor does it deal with particular types of shareholders that are subject to special treatment under the federal income tax laws. To ensure compliance with requirements imposed by the Internal Revenue Service, any tax information contained in this letter is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Internal Revenue Code or (ii) promoting, marketing or recommending to another party any transaction or matter addressed herein.

Beneficiaries are urged to consult with their tax advisers as to the tax consequences to them of the establishment and operation of, and distributions, if any, by, the Liquidating Trust.

3790 Via de la Valle, Suite 211 — Del Mar, CA 92014 — Tel 858 847-0249 — Fax 858 847-0387